                                                                      EXHIBIT 12


                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


The historical ratios of earnings to fixed charges of Kinder Morgan, Inc. and our consolidated subsidiaries for the periods indicated are as follows:

                                                                                               YEAR ENDED DECEMBER 31,
                                                              NINE MONTHS ENDED   --------------------------------------------------
                                                              SEPTEMBER 30, 2002    2001      2000      1999       1998       1997
                                                              ------------------  --------  --------  --------  ---------  ---------
                                                                                        (Dollars in Thousands)
Earnings:
 Pre-tax Income from Continuing Operations Before
  Extraordinary Item and Before Adjustment For Minority
  Interest(1) and Equity Earnings per Statement of Income            $155,694     $191,871  $224,553  $206,347  $211,247   $ 58,067

Add:
 Fixed Charges                                                        140,352      246,101   294,964   335,909   301,032     72,157
 Distributed Income of Equity Investees                               230,703      238,775   121,323    15,000        --         --

Less:
 TRUPS Requirement                                                     16,434       21,913    21,875    22,598    18,033      5,849
 Interest Capitalized from Continuing Operations                        1,446        4,828     2,632     1,914     2,383      7,070
 Interest Capitalized from Discontinued Operations                         --           --        50       286     3,022        683
 Minority Interest in pre-tax income of Subsidiary
  with no Fixed Charges                                                23,115       14,828     2,246     2,246     1,450         13
                                                                     --------     --------  --------  --------  --------   --------
Earnings as Adjusted                                                 $485,754     $635,178  $614,037  $530,212  $487,391   $116,609
                                                                     --------     --------  --------  --------  --------   --------

Fixed Charges:
 Interest and Debt Expense, Net per Statements
  of Income (Includes Amortization of Debt
  Discount, Premium and Expense)                                     $120,283     $216,200  $243,155  $251,920  $205,840   $ 29,018

Add:
 Interest Capitalized from Continuing Operations                        1,446        4,828     2,632     1,914     2,383      7,070
 Interest Capitalized from Discontinued Operations                         --           --        50       286     3,022        683
 Interest Expense from Discontinued Operations                             --           --     7,252    28,784    38,972     14,477
 Portion of Rents Representative of the Interest Factor                 2,189        3,160    20,000    30,407    32,782     15,060
 TRUPS Requirement                                                     16,434       21,913    21,875    22,598    18,033      5,849
                                                                     --------     --------  --------  --------  --------   --------
Fixed Charges                                                        $140,352     $246,101  $294,964  $335,909  $301,032   $ 72,157
                                                                     --------     --------  --------  --------  --------   --------

Ratio of Earnings to Fixed Charges                                       3.46         2.58      2.08      1.58      1.62       1.62
                                                                     ========     ========  ========  ========  ========   ========

--------------------------------------------------------------------------------

(1) Minority Interest on Income Statement includes TRUPS Requirement.